Exhibit 5.1

April 29, 2011

USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to USEC Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 8,479,867 shares (the “Shares”) of common stock, par value $0.10 per share (the “Common Stock”), pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). The 8,479,867 Shares are composed of (i) 3,000,000 shares of Common Stock, which reflect an increase in the number of shares issuable under the Plan, as approved by USEC’s shareholders on April 28, 2011, and (ii) 5,479,867 shares of Common Stock, which reflect the number of shares underlying grants issued under the USEC Inc. 1999 Equity Incentive Plan, which grants may be forfeited, canceled, terminated or settled in cash without the delivery of shares  (collectively, “Canceled”) on or after April 30, 2009 and if any of such shares are Canceled, such shares will increase in the number of shares issuable under the Plan. The Shares include preferred stock purchase rights (the “Rights”), which are issuable pursuant to a rights agreement, dated as of April 24, 2001, between the Company and Mellon Investor Services LLC (f/k/a Fleet National Bank), as rights agent, and the first amendment thereto, dated as of May 25, 2010 (as amended, the “Rights Agreement”).  The Shares and the Rights are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), being filed with the Securities and Exchange Commission (the “Commission”) contemporaneously herewith (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

This opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan and the Rights Agreement, (i) the issue and sale of the Shares, inclusive of the Rights, will have been duly authorized by all necessary corporate action of the Company and the Shares, inclusive of the Rights, will be validly issued and (ii) the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights, and not any particular provision of the Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR Denton US LLP